Exhibit 99.1

Press release, dated May 15, 2008.

Contact: Brad Cohen Public Relations Quantum Corp. (408) 944-4044 brad.cohen@quantum.com	For Release: May 15, 2008 1:05 p.m. PDT

Marilyn Keys Investor Relations Quantum Corp. (408) 944-4450 ir@quantum.com

QUANTUM CORPORATION REPORTS FISCAL FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

Company Also Announces General Availability of DXi7500 Enterprise Disk Backup System with De-Duplication and Replication

SAN JOSE, Calif., May 15, 2008 – Quantum Corp. (NYSE:QTM), the leading global specialist in backup, recovery and archive, today announced that revenue for its fiscal fourth quarter (FQ4’08), ended Mar. 31, 2008, was $229 million and that revenue for the full fiscal year 2008 (FY08) was approximately $976 million, representing respective declines of 17 percent and 4 percent over the comparable periods for fiscal year 2007 (FY07)1. In part, these declines reflected the company’s strategy of shifting its sales mix toward higher margin opportunities – this shift resulted in a year-over-year increase of 4 percentage points in its GAAP gross margins rate and an increase in its branded share of non-royalty revenue to 66 percent in FQ4’08 from 57 percent in the same period of FY07.

The company reported a GAAP net loss of $15 million for FQ4’08, or 8 cents per share, a 2-cent improvement over the fiscal fourth quarter of 2007 (FQ4’07). This $15 million net loss included $11 million in amortization of intangibles and $4 million in stock-based compensation charges, and the net impact of these items reduced earnings per share on a diluted basis by approximately 8 cents.

[1]	FY07 included only two full quarters of combined results, following Quantum’s acquisition of ADIC in August 2006.

Quantum generated $32 million in cash from operations for the quarter and paid down another $20 million of debt related to the acquisition of ADIC.

Additionally, Quantum today announced general availability of its DXi7500 enterprise disk backup system with de-duplication and replication. (See release titled, “Quantum Announces General Availability of Industry’s First Solution Designed to Match De-duplication Functionality to Specific Backup Needs.”)

“Over the past year, we’ve made significant progress in improving our financial model and further refining our strategic focus to drive greater growth potential,” said Rick Belluzzo, chairman and CEO of Quantum. “Both our operating income and net income for FY08 were the highest they’ve been in five years, when intangible amortization, stock-based compensation, acquisition-related expenses and debt refinancing costs are excluded.

“Nevertheless, we did not meet our revenue goals for our overall branded business and disk systems and software products, and driving growth in these areas will be our top priority in the coming year,” continued Belluzzo. “We also believe we are better positioned to deliver on this objective going forward. Our DXi7500 enterprise disk backup system is now generally available, enabling us to provide customers with end-to-end data protection that integrates closely with tape. We feel very good about our technology leadership in this area and the partnership opportunities it provides, as reflected in our January announcement that a major OEM would be licensing our de-duplication and replication software. Finally, we’ve taken a number of steps in the areas of engineering, sales and marketing to address the challenges we encountered over the last year and achieve greater market momentum.”

Quantum’s GAAP gross margin rate for FQ4’08 was 33.0 percent, a solid increase over the 29.5 percent rate in FQ4’07. Operating expenses were $82 million, down from $88 million in FQ4’07.

For the full fiscal year 2008, the GAAP gross margin rate was 32.7 percent, up from 28.9 percent in FY07. Operating expenses in FY08 totaled $327 million, an increase of $7 million over the prior year. Quantum had a GAAP net loss of $60 million, or 30 cents per share, in FY08. This compared to a net loss of $64 million, or 33 cents per share, in FY07, reflecting the improved gross margins. The $60 million net loss in FY08 included a number of major expense items totaling $88 million: $49 million in amortization of intangibles; $14 million in stock-based compensation charges; $13 million in costs associated with refinancing the ADIC acquisition-related debt on more favorable terms; and $12 million in restructuring and other transition expenses related to the ADIC acquisition. The net impact of these items reduced FY08 earnings per share on a diluted basis by approximately 44 cents.

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Quantum’s product revenue, which includes sales of the company’s hardware and software products, totaled $163 million in the March quarter. This represented a net decrease of $46 million over FQ4’07, primarily due to a decline in OEM sales. The components of product revenue were as follows:

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Disk systems and software revenue was $11 million, up $3 million from FQ4’07, with sales of Quantum’s DXi3500 and DXi5500 de-duplication and replication appliances offsetting the revenue decline in the company’s legacy disk products.

•	Tape automation systems revenue totaled $94 million in the March quarter, a decrease of $25 million from the comparable period last year, primarily related to expected declines in OEM sales.

•	Revenue from devices and non-royalty media sales totaled $58 million in FQ4’08, down $24 million from the same quarter in FY07, with nearly all the decline coming from lower device sales.

Service revenue, which includes hardware service contracts as well as repair, installation and professional services, was $41 million in FQ4’08. This was an increase of $3 million over FQ4’07.

Quantum had $25 million in royalty revenue for the March quarter, down approximately $5 million from the comparable quarter in FY07. However, $3 million of this decline reflected a one-time royalty payment the company received in FQ4’07 as a result of a cross-license agreement.

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Conference Call and Audio Webcast Notification

Quantum will hold a conference call today, May 15, 2008, at 2:00 p.m. PDT, to discuss its fiscal fourth quarter and year-end results. Press and industry analysts are invited to attend in listen-only mode. Dial-in number: (303) 262-2130 (U.S. & International). Quantum will provide a live audio webcast of the conference call beginning today, May 15, 2008, at 2:00 p.m. PDT. Site for the webcast and related information: http://www.quantum.com/investors.

About Quantum

Quantum Corp. (NYSE:QTM) is the leading global storage company specializing in backup, recovery and archive. Combining focused expertise, customer-driven innovation, and platform independence, Quantum provides a comprehensive, integrated range of disk, tape, and software solutions supported by a world-class sales and service organization. This includes the DXi-Series, the first disk backup solutions to extend the power of data de-duplication and replication across the distributed enterprise. As a long-standing and trusted partner, the company works closely with a broad network of resellers, OEMs and other suppliers to meet customers’ evolving data protection needs. Quantum Corp., 1650 Technology Drive, Suite 800, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

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Quantum and the Quantum logo are trademarks of Quantum Corporation registered in the United States and other countries. DXi is a trademark of Quantum Corporation. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, statements relating to: (1) our belief that actions undertaken across the company will help drive growth in branded revenue and disk systems and software products over the coming quarters; (2) the expected benefits of our DXi7500; and (3) our FY2009 priorities, are forward-looking statements within the meaning of the Safe Harbor. These statements are based on management’s current expectations and are subject to certain risks and uncertainties. As a result, actual results may differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially from those described herein include, but are not limited to: (a) the failure to compete successfully in the highly competitive and rapidly changing marketplace for backup, recovery, archive and other storage products and services; (b) our ability to successfully execute to our product roadmaps and timely ship our products; (c) the risk that lower volumes and continuing price and cost pressures could lead to lower gross margin rate; (d) media royalties from media manufacturers coming in at lower levels than expected; (e) operational risks associated with the changes being made to our manufacturing infrastructure; (f) acceptance of, or demand for, our products being lower than anticipated; and (g) difficulties in retaining key employees. More detailed information about these risk factors, and additional risk factors, are set forth in Quantum’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” on pages 12 to 21 of Quantum’s Annual Report on Form 10-K for fiscal year 2007, filed with the Securities and Exchange Commission on June 13, 2007 and on pages 36 to 46 of Quantum’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2007, filed with the Securities and Exchange Commission on February 8, 2008. In particular, you should review the risk factors on pages 12 through 14 of our Form 10-K under the headings “A large percentage of our sales come from a few customers, and these customers have no minimum or long-term purchase commitments. The loss of, or a significant reduction in demand from, one or more key customers could materially and adversely affect our business, financial condition, and operating results”, “From time to time we make acquisitions, such as the recent acquisition of ADIC. The failure to successfully integrate recent or future acquisitions could harm our business, financial condition, and operating results”, “We derive almost all of our revenue from products incorporating tape technology. If competition from alternative storage technologies continues or increases, our business, financial condition, and operating results would be materially and adversely harmed” and “Competition has increased, and may increasingly intensify, in the tape drive and tape automation markets as a result of competitors introducing products based on new technology standards, which could materially and adversely affect our business, financial condition, and results of operations.” Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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QUANTUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended Mar 31,		Twelve Months Ended Mar 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Product	$163,103	$209,330	$714,837	$780,323
Service	41,180	38,473	160,920	121,933
Royalty	24,633	29,507	99,945	113,918

Total revenue	228,916	277,310	975,702	1,016,174
Cost of revenue:
Product	119,314	156,459	531,937	630,307
Service	34,003	38,220	124,424	91,582
Restructuring charges related to cost of revenue	—	900	237	900

Total cost of revenue	153,317	195,579	656,598	722,789
Gross margin	75,599	81,731	319,104	293,385
Operating expenses:
Research and development	20,578	29,139	89,563	107,546
Sales and marketing	40,387	36,890	149,367	123,134
General and administrative	20,499	16,853	78,789	63,251
Restructuring charges	53	4,620	9,482	11,908
In-process research and development	—	—	—	14,700

	81,517	87,502	327,201	320,539

Loss from operations	(5,918)	(5,771)	(8,097)	(27,154)
Interest income and other, net	(192)	2,473	6,008	8,746
Interest expense	(9,842)	(14,774)	(58,627)	(40,748)

Loss before income taxes	(15,952)	(18,072)	(60,716)	(59,156)
Income tax provision (benefit)	(1,160)	2,246	(482)	4,938

Net loss	$(14,792)	$(20,318)	$(60,234)	$(64,094)

Basic and diluted net loss per share	$(0.08)	$(0.10)	$(0.30)	$(0.33)

Basic and diluted weighted average common and common equivalent shares	206,259	196,499	202,432	192,236

Included in the above Statements of Operations:

	Three Months Ended Mar 31,		Twelve Months Ended Mar 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Expense related to retiring prior debt facility	$—	$—	$12,602	$—
Accelerated depreciation on legacy IT system	—	988	2,179	988
Accelerated depreciation related to facility closures	—	—	132	—
Amortization of inventory valuation step-up	—	—	—	1,960
Retention expense:
Cost of revenue	—	—	252	747
Research and development	—	—	—	490
Sales and marketing	—	—	—	1,097
General and administrative	—	—	114	126

	—	—	366	2,460
Amortization of intangibles:
Cost of revenue	6,918	8,503	30,825	26,567
Research and development	100	124	1,032	999
Sales and marketing	4,131	4,214	16,754	14,217
General and administrative	25	20	100	209

	11,174	12,861	48,711	41,992
Share-based compensation:
Cost of revenue	407	337	1,929	1,191
Research and development	877	787	3,778	2,544
Sales and marketing	825	561	3,269	1,965
General and administrative	1,465	740	5,022	3,272

	3,574	2,425	13,998	8,972

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QUANTUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2008	March 31, 2007
	(Unaudited)	*
Assets
Current assets:
Cash and cash equivalents	$93,643	$59,926
Marketable securities	—	35,000
Accounts receivable, net	182,998	150,090
Inventories	75,995	91,153
Deferred income taxes	12,060	17,137
Other current assets	30,601	33,155

Total current assets	395,297	386,461
Long-term assets:
Property and equipment, less accumulated depreciation	39,271	50,241
Service parts for maintenance, less accumulated amortization	77,211	82,361
Purchased technology, less accumulated amortization	74,667	106,524
Other intangible assets, less accumulated amortization	75,223	92,077
Goodwill	390,776	390,032
Other long-term assets	13,280	18,133

Total long-term assets	670,428	739,368

	$1,065,725	$1,125,829

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$97,965	$92,292
Accrued warranty	19,862	30,669
Deferred revenue, current	73,525	57,617
Current portion of long-term debt	4,000	25,000
Accrued restructuring charges	3,834	13,289
Other accrued liabilities	82,997	110,583

Total current liabilities	282,183	329,450
Long-term liabilities:
Deferred revenue, long-term	31,152	27,634
Deferred income taxes	13,640	16,751
Long-term debt	336,000	337,500
Convertible subordinated debt	160,000	160,000
Other long-term liabilities	14,746	53

Total long-term liabilities	555,538	541,938
Stockholders’ equity	228,004	254,441

	$1,065,725	$1,125,829

*	Derived from the March 31, 2007 audited Consolidated Financial Statements

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QUANTUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended March 31,
	2008	2007
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(60,234)	$(64,094)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	25,184	29,416
Amortization **	74,713	55,784
Realized gain on sale of investment	(2,122)	—
In-process research and development	—	14,700
Gain on Ireland facility closure	—	(476)
Deferred income taxes	(260)	1,006
Share-based compensation	13,998	8,972
Fixed assets written off in restructuring	568	1,229
Common stock received for license fee	—	(3,319)
Change in assets and liabilities, net of effects from acquisition and sale of subsidiary:
Accounts receivable	(32,908)	47,620
Inventories	8,126	26,430
Service parts for maintenance	(10,957)	(19,767)
Accounts payable	13,978	(4,914)
Income taxes payable	(234)	1,305
Accrued warranty	(10,807)	(8,698)
Deferred revenue	19,426	8,425
Accrued restructuring charges	(8,953)	(13,515)
Other assets and liabilities	(3,777)	(16,342)

Net cash provided by operating activities	25,741	63,762
Cash flows from investing activities:
Purchases of marketable securities	(65,000)	(714,758)
Proceeds from sale of marketable securities	100,000	781,834
Purchases of property and equipment	(21,110)	(17,195)
Proceeds from sale of investment	5,441	—
Proceeds from sale of facility	—	6,000
Proceeds from sale of subsidiary, net of cash sold	2,176	—
Payments made in connection with business acquisitions, net of cash acquired	—	(545,385)

Net cash provided by (used in) investing activities	21,507	(489,504)
Cash flows from financing activities:
Borrowings of long-term debt, net	441,953	486,683
Repayments of long-term debt	(472,500)	(134,000)
Proceeds from issuance of common stock, net	17,016	10,295

Net cash provided by (used in) financing activities	(13,531)	362,978
Net increase (decrease) in cash and cash equivalents	33,717	(62,764)
Cash and cash equivalents at beginning of period	59,926	122,690

Cash and cash equivalents at end of period	$93,643	$59,926

**	Amortization for fiscal 2008 includes $8.1 million of unamortized debt costs written off due to payoff of our prior August 2006 debt facility; and for fiscal 2007 includes $8.1 million of unamortized debt costs written off due to payoff of our prior October 2005 amended debt facility.

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